EXHIBIT 4

THIRD AMENDMENT TO RIGHTS AGREEMENT

     THIS THIRD AMENDMENT TO THE RIGHTS AGREEMENT is made as of this 9th day of January, 2003, to further amend the Rights Agreement dated as of June 4, 1996, between QLogic Corporation, a Delaware corporation (the “Company”) and Harris Trust and Savings Bank (the “Rights Agent”), as previously amended as of November 19, 1997 (the “First Amendment”) and January 24, 2000 (the “Second Amendment”), at the direction of the Company.

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of June 4, 1996 (the “Rights Agreement”);

     WHEREAS, the Company and the Rights Agent have previously adopted the First Amendment dated as of November 19, 1997 and the Second Amendment dated as of January 24, 2000;

     WHEREAS, the Distribution Date, as defined in the Rights Agreement, has not yet occurred;

     WHEREAS, none of the members of the Board of Directors approving the amendments to the Rights Agreement on January 8, 2003 was elected by stockholder action by written consent or at a special meeting of stockholders (a meeting other than a regularly scheduled annual meeting);

     WHEREAS, the Board of Directors has determined that it is in the best interests of the stockholders of the Company that the Rights Agreement be further amended as set forth hereinbelow and directs that this Third Amendment be adopted by resolution approved on January 8, 2003; and

     WHEREAS, Section 27 of the Rights Agreement provides that the Company and the Rights Agent shall, if the Company so directs, amend any provision of the Rights Agreement without the approval of holders of Common Stock.

     NOW, THEREFORE, the parties agree to amend the Rights Agreement as follows:

1.	Section 1(a) of the Rights Agreement which currently reads:

(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan. In addition, notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person either (i) if the Board of Directors of the Company determines in good faith that a person who would otherwise be an “Acquiring Person” (but for the operation of this clause (i)), has become such inadvertently, and such person divests as promptly as practical a sufficient number of shares of Common Stock so that such person would no longer be an “Acquiring Person,” or (ii) as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner (other than by way of a stock dividend or stock split) of additional shares of Common Stock representing one-half of 1% of the then outstanding shares of Common Stock of the Company, then such Person shall be deemed to be an Acquiring Person.

shall be amended to read in its entirety as follows:

(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding (or in the case of FMR Corp., the Beneficial Owner of 17% or more of the shares of Common Stock then outstanding), but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan. In addition, notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person either (i) if the Board of Directors of the Company determines in good faith that a person who would otherwise be an “Acquiring Person” (but for the operation of this clause (i)), has become such inadvertently, and such person divests as promptly as practical a sufficient number of shares of Common Stock so that such person would no longer be an “Acquiring Person,” or (ii) as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Stock of the Company then outstanding (or in the case of FMR Corp., the Beneficial Owner of 17% or more of the shares of Common Stock then outstanding); provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Stock of the Company then outstanding (or in the case of FMR Corp., the Beneficial Owner of 17% or more of the shares of Common Stock then outstanding), by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner (other than by way of a stock dividend or stock split) of additional shares of Common Stock representing one-half of 1% of the then outstanding shares of Common Stock of the Company, then such Person shall be deemed to be an Acquiring Person.

     2.     Except as set forth herein, the Rights Agreement, as previously amended by the First Amendment and Second Amendment, shall remain in full force and effect, and terms not otherwise defined herein shall having the meanings ascribed to them in the Rights Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

QLOGIC CORPORATION,
a Delaware corporation

By:		/s/ Frank A. Calderoni

	Name:	Frank A. Calderoni
	Title:	Senior Vice President-Finance and Chief Financial Officer

HARRIS TRUST AND SAVINGS BANK

By:		/s/ Martin J. McHale, Jr.

	Name:	Martin J. McHale, Jr.
	Title:	Vice President

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